Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084	FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES

WITHDRAWAL OF MASTER LIMITED PARTNERSHIP OFFERING

DALLAS, TEXAS, January 10, 2008…EXCO Resources, Inc. (NYSE: XCO) today announced its decision to withdraw its previously filed registration statement with respect to EXCO Partners, LP of units in a Master Limited Partnership (MLP) formed to hold a substantial portion of its mature producing oil and gas properties in the Appalachia, East Texas/North Louisiana, Mid-Continent and Permian Basin areas.  According to Douglas H. Miller, EXCO’s Chairman and Chief Executive Officer, current market conditions do not support the offering in a manner that would result in the value enhancement to EXCO Resources and its shareholders as was anticipated upon the initial filing of the registration statement.  According to Miller, EXCO could reconsider an MLP offering in the future depending upon market conditions.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.